                        [LETTERHEAD OF PROTEIN POLYMER]

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Gwen Como
Director, Investor Relations
(619) 558-6064

                   R&D COLLABORATION WITH ETHICON EXTENDED;
                 J&J TO INCREASE INVESTMENT IN PROTEIN POLYMER

SAN DIEGO, December 10, 1996 - Protein Polymer Technologies, Inc. (NASDAQ-PPTI), today announced that the R&D phase of its collaboration with Ethicon, Inc., a subsidiary of Johnson & Johnson, has been extended by mutual agreement until December 16, 1997. In addition, Johnson & Johnson Development Corporation (JJDC) will make a further equity investment in PPTI.

The collaboration is focused on jointly developing and commercializing tissue adhesives and sealants for wound closure and related surgical applications. Products targeted for development are based upon proprietary protein polymers designed and genetically engineered by PPTI to meet Ethicon's performance and biocompatibility standards for surgical wound closure and sealant products. PPTI estimates that the applications targeted represent approximately 12 million surgical procedures per year in the U.S.

Including R&D payments for this extension, Ethicon will have contributed $1.7 million to PPTI's product research and formulation efforts. In addition, Ethicon will bear all costs of preclinical animal testing. After successful completion of the product formulation milestone, Ethicon will fund development and commercialization expenditures associated with the collaboration, including clinical trials and regulatory filings.

The collaboration also provides for an additional series of payments to PPTI based upon the successful achievement of certain regulatory and product development milestones. If all of the milestones including final FDA product approval are achieved, PPTI estimates it will have received approximately $11 million in license fees, R&D and milestone payments prior to product commercialization. Upon commercialization, PPTI will receive royalty payments on product sales, and has an option to manufacture all of the protein components and some or all of the finished product. Ethicon has worldwide product marketing rights.

JJDC is a Johnson & Johnson subsidiary that makes equity investments in companies with which Johnson & Johnson affiliated companies have or may develop collaborative relationships. JJDC previously has invested more than $3 million in private placements of PPTI equity securities.


                                  (CONTINUED)

                                 Exhibit 99.2
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PPTI ANNOUNCES CONTINUATION OF COLLABORATION WITH ETHICON
PAGE 2.

"The continuation of our collaboration with Ethicon in combination with Johnson & Johnson's equity investment optimizes the potential for technical and commercial success in development of these unique surgical adhesives and sealants, and their introduction into the $2.5 billion worldwide wound closure market," said J. Thomas Parmeter, President and Chief Executive Officer of Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a development stage biomaterials company focused on tissue repair and drug delivery. In addition to surgical adhesives and sealants, products being developed include bioactive coatings, surgical adhesion barriers, tissue augmentation materials and drug delivery devices. PPTI also markets a line of protein polymer-activated cell culture products under the trade names of ProNectin(R) and SmartPlastic(TM).

Future events could differ materially from those presented in this press release. As a result, the reader is cautioned not to rely solely on these forward-looking statements. The reader is advised to refer to the Company's 10-KSB and other documents on file with the Security and Exchange Commission, as well as the Company's Annual Report, copies of which are available from the Company to determine risks associated with the above statements.

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